November 25, 1996




TO:      Burger King Corporation

FROM:    AmeriKing, Inc.



         Based upon our conversations and correspondence to date, the following sets forth the understandings of AmeriKing, Inc. ("AmeriKing") of the commitments Burger King Corporation ("BKC") is requesting of AmeriKing in connection with BKC's approval, to the extent required under applicable BKC Guidelines, of AmeriKing's offerings, as defined in its Registration Statement (File No. 333-4261). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Registration Statement.

         In connection with the proposed Offerings, AmeriKing has asked, at least informally, that BKC treat the proceeds of the Offerings as equity rather than as debt for purposes of evaluating whether AmeriKing may receive financial approvals to obtain additional franchises. BKC does recognizes that the Senior Notes and PIK Preferred have characteristics that make them more advantageous (and more like equity) than typical debt obligations, including the debt to be repaid with the proceeds of the Offering. Accordingly, based on the Recapitalization as reflected in the Pro Forma, BKC is prepared to grant AmeriKing certain financial approvals on an exception basis, and to treat the Senior Notes and PIK Preferred as equity for the purposes of BKC's financial ratios subject to the conditions set forth in.

1. ADVERTISING/INVESTMENT SPENDING. The pro forma financial information provided by AmeriKing to BKC in connection with the Offering (as Amended or Supplemented from time to time, the "Pro Forma") reflects an expenditure of 5.2% to 5.3 of gross sales on advertising, which includes "investment spending" dollars and discretionary advertising in addition to the 4% advertising fund contribution mandated by the Franchise Agreements. Consistent with the Pro Forma, Enterprises will be required to vote in favor of investment spending initiatives of BKC and so long as such spending initiatives are approved by the requisite percentage of the relevant ADI to contributing to investment spending along with other franchisees in the relevant ADI at a level equal to the greater of 1% of gross sales or

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the actual percentage of gross sales from time to time being supported by BKC for investment spending.

2. CAPITAL REINVESTMENT COMMITMENT. Enterprises will be required to spend a minimum of 1% of gross sales on capital reinvestment in its established restaurant base. (Any carryover capital spending commitments associated with the acquisition of restaurants in Chattanooga, Tennessee would be separate from this obligation.)

3. DEVELOPMENT. Enterprises shall promptly seek and obtain approvals for 17 restaurants to be developed and opened in calendar year 1997. BKC exception financial approval that would be granted based on the proposed recapitalization would be financial approval for these 17 restaurants only. Enterprises would be required to execute a negotiated development agreement/target reservation agreement for the 17 restaurants to be developed in 1997. That negotiated agreement would require Enterprises to make a payments to BKC of $75,000 for each restaurant by which AmeriKing misses this target in fiscal 1997.

In addition, Enterprises will be required to seek BKC approval to develop new restaurants in the years 1998 - 2001 in accordance with the Pro Forma. BKC is not currently granting any approvals needed for such development, and will have no express or implied obligation to grant such approvals.

4. NO ACQUISITIONS. The exception approval, if granted, will not extend to any acquisitions. Future approvals for all purposes, whether new development or acquisitions, will continue to be granted or withheld in BKC's sole discretion, and BKC's right of first refusal will apply to all proposed acquisitions. Enterprises should not anticipate that any approvals for future acquisitions would be granted unless Enterprises meets BKC's then current minimum standards for financial, legal, credit and operations approval.

Additionally, in connection with any acquisitions that AmeriKing and/or Enterprises pursue but as to which they do not or would not meet BKC's then-current standards for financial approval (both before and after the proposed acquisition), Enterprises shall indemnify BKC against any claims by the person(s) from whom Enterprises is seeking to acquire the restaurants in the event BKC does not approve the acquisition by Enterprises on the basis that AmeriKing and/or Enterprises do not or would not meet BKC's then-current standards for financial approval.

5. DEBT AND FINANCIAL RESTRICTIONS. In addition to the full subordination of the Senior Notes to obligations of AmeriKing and Enterprises to BKC, AmeriKing and Enterprises will be subject to certain express covenants related to assuring the performance of obligations to BKC and the realization of assumptions in the Pro Forma as follows:


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      a. AmeriKing and Enterprises will be required to apply the proceeds of the Offerings to pay off current debt as contemplated by the Pro Forma and the Registration Statement.

      b. AmeriKing will not pay cash dividends to PIK Preferred stockholders before the time in 2001 when dividends paid in kind are no longer permitted without BKC's prior written consent.

      c. No dividends will be paid to common stockholders of AmeriKing until the Senior Notes and the PIK Preferred are retired without BKC's prior written consent.

      d. All future debt agreements will require that BKC be given simultaneous written notice of any default. AmeriKing will use its best efforts to cause its current debt agreements to contain a similar provision.

6.    SECURITIES ISSUES.  AmeriKing and Enterprises agree with BKC that:

      a. They will comply with all requirements of BKC in connection with any future offerings of debt or equity securities. Those requirements will include prompt written notice to BKC of any proposed securities offering; submission of registration statements and/or prospectuses to BKC for review in connection with trademark usage, inclusion of disclaimers, and otherwise; the execution by the companies, the Owners, and the underwriters, if any, of certificates required under BKC's then-current guidelines applicable to such offerings, the execution of any indemnity of BKC by the companies and Owners; and such other requirements under BKC's then-current guidelines applicable to such offerings.

      b. They will not grant any further registration rights in connection with any securities now or hereafter issued, or amend or modify in any material respect any registration rights previously granted. BKC must be promptly advised in writing of any amendment of previously granted registration rights and of the exercise of any such rights.

7. FOLLOW UP AND PROCEDURES. After the closing of the Offerings, AmeriKing and Enterprises will provide such written materials as BKC may reasonably request with respect to the Offerings and the application of the proceeds. Enterprises will prepare annual development proposals to BKC, supported by all required documentation including financial statements, in April of each year. AmeriKing and Enterprises must promptly notify BKC in writing of any material changes to financial statement or pro formas submitted to BKC and on the basis of which BKC has granted or is evaluating the potential grant of expansion approvals for units that have not been opened Material changes may result in loss of approval for any restaurants that have not received site approval from BKC.

In recognition of the time constraints arising from the manner in which AmeriKing chose to proceed, AmeriKing agrees to pay for some of BKC's internal and external costs in

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connection with its review of the proposed Offerings and documentation of conditions for exception financial with its review of the proposed Offerings and documentation of conditions for exception financial approval as outlined above. This amount is currently estimated to be from $20,000 to $30,000, as determined solely by BKC, and would be payable without regard to the outcome.

      The foregoing is our understanding of BKC's requests to date. AmeriKing understands that BKC may have new or different requests in connection with its continuing review of the proposed Offering. Any agreement by AmeriKing to BKC requests will be subject to final documentation by the parties.

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